EXHIBIT 5


                              April 11, 1997



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549-1004

     RE:  NORTHERN TRUST CORPORATION - REGISTRATION
          STATEMENT ON FORM S-8
          ------------------------------------------------------

Ladies and Gentlemen:

     I am Executive Vice President, General Counsel and Secretary of Northern Trust Corporation, a Delaware corporation (the "Corporation"), and have served in that capacity in connection with the Corporation's filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the registration of 24,000 shares of the Corporation's common stock, $1.66-2/3 par value per share, including the associated Preferred Stock Purchase Rights (collectively, the "Stock"), issuable pursuant to the Northern Trust Corporation 1997 Stock Plan for Non-Employee Directors.

     In that connection, I have examined such documents and have made such factual and legal investigations as I have deemed necessary or appropriate for the purpose of this opinion.

     Based upon the foregoing, it is my opinion that those shares of Stock covered by the Registration Statement that are issued in accordance with the terms of the Plan will be legally issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                              Very truly yours,



                              By: /s/ Peter L. Rossiter
                                  ---------------------
                                      Peter L. Rossiter
                                      Executive Vice President,

                                      General Counsel and
                                      Secretary